Exhibit 99.1

BlueLinx Appoints Christopher Kelly Wall as SVP, Chief Financial Officer and Treasurer

ATLANTA, May 13, 2025 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today announced the appointment of Christopher Kelly Wall as Senior Vice President, Chief Financial Officer and Treasurer, effective May 19, 2025. Mr. Wall will lead all aspects of BlueLinx’s financial strategy, capital markets activity, investor relations, and financial operations.

A seasoned finance executive with 30 years of experience, Mr. Wall brings a proven track record of optimizing capital structures, executing strategic transactions, and leading high-performing finance teams in both public and private company environments. His appointment marks a key step in BlueLinx’s ongoing efforts to enhance shareholder value, accelerate growth, and deepen its operational excellence.

Mr. Wall is based in Atlanta and will report directly to Shyam K. Reddy, President and Chief Executive Officer of BlueLinx.

“We are thrilled to welcome Kelly to the BlueLinx leadership team,” said Shyam Reddy. “Kelly’s depth of experience across capital markets, M&A, and operational finance make him an ideal fit for BlueLinx. His strategic mindset, investor expertise, and personal ties to the construction industry bring a unique perspective as we continue to execute our profitable sales growth strategy and build long-term value for our shareholders.”

Mr. Wall most recently served as Executive Vice President and Chief Financial Officer of The Aaron’s Company, Inc. (formerly NYSE: AAN), where he led the company through multiple high-impact initiatives including a public company spin-off, the acquisition and integration of BrandsMart USA, and Aaron’s successful take-private transaction in 2024. Throughout his tenure, he oversaw a 100-person finance organization responsible for audit, FP&A, investor relations, treasury, and controllership.

Prior to Aaron’s, Mr. Wall held senior financial leadership roles at CNG Holdings and TMX Finance, following a 17-year career at Bank of America Merrill Lynch where he rose to Managing Director and led more than two hundred capital markets and leveraged finance transactions.

“I’m honored to join BlueLinx at such an exciting time in its journey,” said Mr. Wall. “BlueLinx has strong momentum, a talented team, and significant opportunities to grow shareholder value through disciplined financial management and strategic investment. I look forward to working with Shyam and the entire leadership team to help shape BlueLinx’s next chapter.”

ABOUT BLUELINX

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing fifty states, and the strength of a locally focused sales force, we distribute a comprehensive range of products to our customers which include national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers, and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers, and we operate our business through a broad network of distribution centers. To learn more about BlueLinx, please visit www.bluelinxco.com.

INVESTOR CONTACT

Tom Morabito

Investor Relations Officer

(470) 394-0099

investor@bluelinxco.com

MEDIA CONTACT

Jenna Levy

Senior Manager, Corporate Communications

(770) 221-2411

bluelinx.communications@bluelinxco.com